Exhibit 99.1

AGY Holding Corp. Announces 2009 Fourth Quarter and Full-Year Consolidated

Results and Earnings Conference Call

AIKEN, SOUTH CAROLINA – (March 27, 2010) – AGY Holding Corp. (“AGY” or the “Company”) reports its consolidated 2009 fourth quarter and year-end results, including the impact of its acquisition of a 70% controlling ownership of Main Union Industrial Ltd., now known as AGY Hong Kong Limited (“AGY Asia”), which occurred on June 10, 2009.

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Fourth quarter 2009 sales of $39.7 million reflects what we believe are stable business conditions since the improvement noticed during the third quarter of 2009 in most market segments served by AGY. Compared to the fourth quarter of 2008, sales in the fourth quarter of 2009 decreased by 26%. Full-year net sales for 2009 were $153.9 million and 35% lower than 2008 primarily due to lower demand across all business segments resulting from the global economic downturn and inventory adjustments by several of our customers.

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AGY reported a loss from operations of $43.6 million for the fourth quarter of 2009, compared to income from operations of $5.7 million for the same quarter last year. For the full year, loss from operations was $106.2 million in 2009 compared to income from operations of $24.4 million in 2008. Operating results were significantly impacted by non-cash impairment charges on goodwill related to AGY’s US business segment (“AGY US”) of $40.5 million and $85.0 million, respectively, for the fourth quarter of 2009 and the full year of 2009.

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Adjusted EBITDA income attributable to the Company of $2.2 million for the fourth quarter of 2009 represents a $4.3 million and $8.7 million improvement over the results in the third and second quarters of 2009, primarily due to a lower cost structure and improved production efficiencies. Compared to the fourth quarter of 2008, Adjusted EBITDA for the quarter decreased by $11.1 million. For the full year of 2009, Adjusted EBITDA decreased by $49.3 million.

Summary Financial Performance

Including the Recent Acquisition

($ in millions)

	Quarter Ended December 31,		Year-to-date December 31,
	2009	2008	2009	2008
Net sales	$39.7	$53.3	$153.9	$236.5
(Loss) income from operations	(43.6)	5.7	(106.2)	24.4
Net (loss) income	(50.4)	(0.3)	(93.5)	0.2
Net (loss) income attributable to AGY (1)	(49.7)	(0.3)	(92.3)	0.2

Non-GAAP measures:
EBITDA(2) Adjusted EBITDA (2)	(41.7 2.3)	8.7 13.3	(70.7 2.8)	37.2 51.8
Adjusted EBITDA attributable to AGY (3)	2.2	13.3	2.5	51.8
Adjusted EBITDA margin attributable to AGY (3) (4)	5.5%	25.0%	1.6%	21.9%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net (loss) income determined under GAAP.

(1)	Net (loss) income attributable to AGY excludes the portion of net (loss) income attributable to the 30% noncontrolling interest in AGY Asia.

(2)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.

(3)	Adjusted EBITDA attributable to AGY excludes the portion of Adjusted EBITDA attributable to the noncontrolling interest in AGY Asia.
(4)	Adjusted EBITDA margin attributable to AGY is calculated by dividing Adjusted EBITDA attributable to AGY by net sales.

Net sales in the fourth quarter of 2009 were $39.7 million, which consists of $5.3 million of sales reported by the AGY Asia business segment and $34.4 million of sales reported by AGY US. The 35% decrease in sales generated by AGY US in the fourth quarter of 2009 when compared to the fourth quarter of 2008 was primarily due to $10.1 million of lower volumes across all markets segments except for the electronics market, which had a sales increase of $0.9 million and showed recovery signs particularly in Asia, while an unfavorable product mix accounted for $8.7 million of the sales decrease. The industrial and construction market sales of the US operating segment were down approximately $2.1 million and $0.6 million, respectively, compared to the same period in 2008, as a result of soft market conditions. Aerospace sales decreased by $1.3 million compared to the fourth quarter of 2008 reflecting softer demand, inventory levels adjustments in the supply chain, and decreased aircraft retrofit activity. Defense sales decreased $15.7 million in the fourth quarter of 2009, compared to the same period of 2008 which included shipments associated with the MRAP defense program. Full-year 2009 net sales of $153.9 million, including $13.0 million of sales reported by the AGY Asia business segment, decreased $82.6 million, or 35% year over the comparable period of 2008, primarily as the result of lower demand across all markets as a result of the weak global economic conditions that were prevalent through 2009, and customer destocking initiatives in most markets.

The Company reported a consolidated loss from operations for the fourth quarter of 2009 of $43.6 million, compared to income from operations of $24.4 million reported during the same period of 2008. By business segment, AGY Asia reported a $1.4 million loss from operations for the fourth quarter of 2009, while AGY US reported a $42.2 million loss from operations. In addition to the negative impact of lower sales discussed above, the results of AGY US for the fourth quarter of 2009 were significantly impacted by a non-cash impairment charge on goodwill of $40.5 million, which represents the full write-off of the segment’s goodwill resulting from lower than expected short- to mid-term operating profits and cash flows due to the recent global economic downturn. However, excluding this non-cash impairment charge, AGY US continued to restore and increase its operating profitability, showing an improvement of $7.6 million and $13.3 million, respectively compared to the third and second quarters of 2009. These improvements demonstrate record manufacturing efficiencies and an improved operating leverage of our North American cost structure as the Company increased and then stabilized its capacity utilization.

On a full-year basis, the loss from operations reported for 2009 was driven largely by AGY US, which included in 2009 a $85.0 million non-cash goodwill impairment charge and was also negatively impacted compared to 2008 by (i) $42.8 million of lost margin on lower sales resulting from reduced demand and an unfavorable product mix associated with lower shipments to defense and aerospace markets, and (ii) approximately $15.3 million of expenses including the under-absorption of overhead costs and lower manufacturing efficiencies associated with management’s decision to curtail production capacity and lower inventory levels during the second quarter of 2009. These negative variances were partially offset by $14.2 million of cost reduction initiatives including the curtailment of discretionary spending, primary workforce furloughs and salaried headcount reductions. The AGY Asia business segment reported a $2.3 million loss from operations for the year ended December 31, 2009 since the acquisition on June 10, 2009.

Adjusted EBITDA is a measurement management uses to measure operating results. The Company reported consolidated Adjusted EBITDA income attributable to AGY of $2.2 million during the fourth quarter of 2009, compared to Adjusted EBITDA of $13.3 million for the comparable period of 2008. The AGY US and AGY Asia business segments reported $2.1 million and $0.1 million, respectively of Adjusted EBITDA attributable to AGY in the fourth quarter of 2009. The improvement over the second and third quarters of 2009 reflected improved production efficiencies and a lower cost structure resulting from restructuring initiatives implemented earlier in 2009 and from leveraging additional production. However, such operational improvements were not sufficient to offset the EBITDA margin lost from lower sales discussed above when compared to the fourth quarter of 2008. On a full-year basis, the AGY Asia business segment reported $0.8 million of Adjusted EBITDA attributable to AGY in 2009 since its acquisition. On a full-year basis, AGY US reported $1.7 million of Adjusted EBITDA attributable to AGY in 2009 compared to $51.8 million in 2008.

The Company’s consolidated cash balance as of December 31, 2009 was $3.4 million. Operating activities used $11.1 million in cash during 2009 compared to cash provided by operations of $22.6 million during the comparable period of 2008. In 2009, the $11.0 million of cash flow generated through reductions in our working capital, including a $12.8 million reduction in our inventory levels, were more than offset by the reported net loss of the Company. Excluding the net cash consideration associated with the acquisition of AGY Asia, cash provided by investing activities was $3.8 million, compared to cash used in investing activities of $38.0 million during the comparable period of 2008. In 2009, investing activities were favorably impacted by the sale of $15.9 million of excess alloy metals, while 2008 results included the purchase of $28.2 million of alloy metals necessary for defense-related programs.

“I am pleased with what we accomplished in 2009, managing the downturn in our markets and the weak global economic conditions that were prevalent through 2009. The return to a positive EBITDA in our two business segments during the fourth quarter of 2009 reflects the successful actions we have implemented in 2009 to effectively reduce our cost structure, improve our manufacturing efficiencies and lower our working capital requirements” commented Doug Mattscheck, Chief Executive Officer. “We believe we are now well positioned as we enter 2010 to leverage additional volumes, to the extent the markets confirm the signs of recovery we experienced over the last two quarters, and to regain traction in 2010.”

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including aerospace, defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and Hong Kong, China and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

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Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; currency and interest rate fluctuations; refinancing of our working capital loan for our Asian subsidiary; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; the Company’s ability to finance the consideration to be paid pursuant to the put/call agreement for the 30% noncontrolling interest in AGY Asia; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Doug Mattscheck AGY Holding Corp. PH: 803-643-1182

The Company will hold a conference call to discuss the fourth quarter 2009 results and respond to questions. The details for the call are as follows:

Date: March 29, 2010

Time: 1:00 p.m. EDT

Dial-in number: 866-866-1333

International: 404-260-1421

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-430-1300 or 404-260-1414 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 201003242186430#. The rebroadcast will be available through May 29, 2010.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

Assets	December 31, 2009	December 31, 2008
Current assets:
Cash	$3,439	$4,760
Restricted cash	—	1,239
Trade accounts receivables, less allowances of $2,558 and $3,604 at December 31, 2009 and 2008, respectively	18,682	14,023
Inventories, net	29,734	39,992
Deferred tax assets	6,382	6,708
Other current assets	2,560	2,115

Total current assets	60,797	68,837
Property, plant and equipment, and alloy metals, net	249,096	178,880
Intangible assets, net	19,667	21,453
Goodwill	—	84,992
Other assets	1,306	1,325

TOTAL	$330,866	$355,487

Liabilities Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Equity
Current liabilities:
Accounts payable	$13,718	$9,494
Accrued liabilities	17,563	17,662
Short-term borrowings	5,661	—
Current portion of long-term debt	5,142	—

Total current liabilities	42,084	27,156
Long-term debt	221,666	191,400
Pension and other employee benefit plans	12,052	10,917
Other liabilities	4,465	—
Deferred tax liabilities	13,768	27,709

Total liabilities	294,035	257,182

Commitments and contingencies
Obligation under put/call for noncontrolling interest	11,320	—

Shareholder’s equity:
Common stock, $.0001 par value per share; 5,000,000 shares authorized; 1,291,667 shares issued and outstanding	—	—
Additional paid-in capital	122,144	101,729
Accumulated deficit	(96,440)	(4,047)
Accumulated other comprehensive (deficit) income	(193)	623

Total shareholder’s equity	25,511	98,305

TOTAL	$330,866	$355,487

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, unless otherwise noted)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales	$39,674	$53,310	$153,852	$236,487
Cost of goods sold	39,499	41,169	156,512	190,154

Gross profit (loss)	175	12,141	(2,660)	46,333
Selling, general and administrative expenses	3,934	5,879	15,963	20,237
Restructuring charges	37	—	789	—
Amortization of intangible assets	251	464	1,003	1,858
Goodwill impairment charge	40,526	—	84,992	—
Other operating income (expense)	978	(111)	(791)	208

Income (loss) from operations	(43,595)	5,687	(106,198)	24,446
Other (expense) income:
Interest expense	(6,134)	(5,228)	(22,235)	(23,086)
Gain on bargain purchase	(2,164)	—	20,376	—
Other income, net	53	97	1,466	79

Income (loss) before income tax (expense) benefit	(51,840)	556	(106,591)	1,439
Income tax benefit (expense)	1,444	(823)	13,079	(1,269)

Net income (loss)	(50,396)	(267)	(93,512)	170
Less: Net loss attributable to the noncontrolling interest	(693)	—	(1,119)	—

Net income (loss) attributable to AGY Holding Corp.	$(49,703)	$(267)	$(92,393)	$170

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands, unless otherwise noted)

	Year Ended December 31,
	2009	2008
Cash flow from operating activities:
Net (loss) income	$(93,512)	$170
Adjustments to reconcile net income (net loss) to net cash provided by operating activities:
Goodwill impairment charge	84,992	—
Effect of adopting ASC 805 for acquisition-related costs	1,098	—
Gain on bargain purchase for majority interest business acquisition	(20,376)	—
Depreciation	12,608	10,844
Alloy metals depletion, net	6,733	12,373
Amortization of debt issuance costs	713	723
Amortization of intangibles with definite lives	1,003	1,858
Gain on sale, disposal of assets or exchange of property and equipment and alloy metals	(1,178)	(635)
Gain on early extinguishment of debt	(1,138)	—
Stock compensation	415	1,627
Deferred income tax (benefit) expense	(13,107)	1,068
Changes in assets and liabilities (net of assets acquired):
Trade accounts receivable	870	2,694
Inventories	12,759	(7,565)
Other assets	(26)	406
Accounts payable	1,614	(2,226)
Accrued liabilities	(4,411)	1,123
Pension and other employee benefit plans	(203)	115

Net cash (used in) provided by operating activities	(11,146)	22,575

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(13,349)	(40,598)
Reimbursement of (payment for) acquisition of Continuous Filament Mat (“CFM” business	—	2,300
Proceeds from the sale of property and equipment and alloy metals	15,939	1,326
(Increase) decrease in restricted cash	13,056	(22)
Payment for majority interest business acquisition, net of cash acquired	(18,153)	—
Other investing activities	—	(1,098)

Net cash used in investing activities	(2,507)	(38,092)

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	67,400	94,200
Payments on Revolving Credit Facility borrowings	(64,550)	(77,800)
Purchases of Senior Secured Notes	(1,793)	—
Proceeds from AGY Asia Credit Facility	3,635	—
Payments on Shanghai Grace Fabric Corporation loan	(12,309)	—
Payments on capital leases	—	(1,246)
Capital contribution	20,000	—

Debt issuance costs and other	(100)	(100)

Net cash provided by (used in) financing activities	12,283	15,054

Effect of exchange rate changes on cash	49	19
Net (decrease) increase in cash	(1,321)	(444)
Cash, beginning of year	4,760	5,204

Cash, end of year	$3,439	$4,760

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance. The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months and year-ended December 31, 2009 and 2008 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows (dollars in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Statement of operations data:
Net (loss) income	$(50.4)	$(0.3)	$(93.5)	$0.2
Interest expense	6.1	5.2	22.2	23.1
Income tax (benefit) expense	(1.4)	0.8	(13.0)	1.2
Depreciation and amortization	4.0	3.0	13.6	12.7

EBITDA	$(41.7)	$8.7	$(70.7)	$37.2

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
EBITDA	$(41.7)	$8.7	$(70.7)	$37.2
Adjustments to EBITDA:
Alloy depletion charge, net	1.9	3.4	6.7	12.4

Non-cash compensation charges	(0.2)	0.8	0.4	1.6
Management fees	0.2	0.2	0.8	0.8

Acquisition-related costs expensed in accordance with ASC 805	—	—	2.5	—
Gain on early extinguishment of debt	—	—	(1.1)	—
Restructuring charges	—	—	0.8	—
Cost associated with the exit of Anderson facility	—	—	—	0.6
Goodwill impairment charge	40.5	—	85.0	—
Purchase bargain gain	2.2	—	(20.4)	—
Disposition of assets (gain) & others	(0.6)	0.1	(1.2)	(0.8)

Adjusted EBITDA	2.3	13.3	2.8	51.8

Less: Adjusted EBITDA attributable to the noncontrolling interest	0.1	—	0.3	—

Adjusted EBITDA attributable to AGY Holding Corp.	$2.2	$13.3	$2.5	$51.8

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$2.1	$13.3	$1.7	$51.8
AGY Asia	0.1	—	0.8	—

	$2.2	$13.3	$2.5	$51.8

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to (a) net income as a measure of operating performance or (b) to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA (as well as Adjusted EBITDA) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted as permitted and calculated in the manner that consolidated cash flow is calculated under the indenture governing the Company’s senior second lien notes, relative to certain provisions, including but not limited to, restricted payments and incurrence of additional indebtedness.